Exhibit 99.3

Amendment No. 1 to the
Letter Agreement and Term Sheet
Brookfield / Appaloosa

Reference is made to the Letter Agreement and Term Sheet, dated as of July 22, 2016, by and between Brookfield Asset Management Inc. and its affiliates and Appaloosa LP (the “Agreement”).  Terms defined in the Agreement are used herein as defined therein.

The parties agree that the reference to “90 days” in the paragraph in the Agreement opposite the heading “Exclusivity” shall be replaced with “180 days.”

Except as herein expressly amended, the provisions of the Agreement shall remain in full force and effect in accordance with its terms.

This amendment will be governed by and construed in accordance with the laws of the State of New York (without regard to its conflicts of law rules).  No modification of this amendment shall be binding upon the parties, unless signed in writing by each party.  This amendment may be signed in two or more counterparts (including PDF), each of which will be deemed to be an original and all of which together will constitute one and the same instrument.  Each of the undersigned is duly authorized to execute and deliver this amendment.

[Signature Page Follows]

Acknowledged and agreed as of the 19th day of October, 2016.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Sachin Shah
Name: Sachin Shah
Title: Senior Managing Partner

APPALOOSA LP

By:	/s/ James E. Bolin
Name: James E. Bolin
Title: Partner